Trustees and Shareholders of
Keystone State Tax Free Fund - Series II

     We consent to the use of our report dated December 27, 1996 incorporated by reference hrein and to the references to our firm under the caption "Financial Highlights" in the prospectus.

                                        /s/ KPMG Peat Marwick LLP
                                            KPMG Peat Marwick LLP

Boston, Massachusetts
March 28, 1997